COMPANY NO. 1891111

EXTRACT FROM THE RESOLUTION
OF THE SOLE SHAREHOLDER
OF
China Internet Nationwide Financial Services Inc.
Adopted on 16th August 2016

<u>Amendment to the Memorandum of Association</u>

RESOLVED: that Clause 5.1 of the Memorandum of Association of the Company be deleted in its entirety and the following be substituted in lieu thereof:

6.1 The Company is authorised to issue a maximum of 80,000,000 shares of a single class each with a par value of US$0.001.

CERTIFIED AS A TRUE EXTRACT

For and on behalf of
Start Incorp Services Limited
Registered Agent